Exhibit 21.1

SUBSIDIARIES OF OCEAN RIG PARTNERS LP

Name of Subsidiary	Jurisdiction of Incorporation

Ocean Rig Operating Partners GP LLC	Republic of the Marshall Islands

Ocean Rig Operating LP	Republic of the Marshall Islands

Drillships Ocean Ventures II Inc.	Republic of the Marshall Islands

Drillship Skiathos Shareholders II Inc.	Republic of the Marshall Islands

Drillship Skiathos Owners II Inc.	Republic of the Marshall Islands

Drillship Skyros Shareholders II Inc.	Republic of the Marshall Islands

Drillship Skyros Owners II Inc.	Republic of the Marshall Islands

Drillship Kythnos Shareholders II Inc.	Republic of the Marshall Islands

Drillship Kythnos Owners II Inc.	Republic of the Marshall Islands